Exhibit 99.1

For immediate release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners, L.P.
Reports Second Quarter Results

Overland Park, KS (March 10, 2006)—Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported earnings for its fiscal second quarter ended January 31, 2006.

Net earnings from continuing operations of $58.1 million for the fiscal quarter improved by 8% while Adjusted EBITDA from continuing operations of $105.9 million improved by 4%, each as compared to the second quarter of the prior fiscal year as contributions from the partnership’s new operating platform more than offset the impacts of significantly warmer than normal winter temperatures and the high wholesale energy commodity price on customer demand.

Nationwide temperatures for the fiscal quarter, as measured by the National Oceanic and Atmospheric Administration, were 13% warmer than normal and 6% warmer than the same prior year period and for the month of January 2006, nationwide temperatures were 29% warmer than normal and 25% warmer than January 2005 making it the warmest in recorded history. January typically represents the partnership’s largest gallon sales month.

Gross profit for the second fiscal quarter was $220.8 million compared to $217.3 million achieved in the second quarter of fiscal 2005, as improved margins resulting from enhanced pricing controls available under the new operating platform and the continued growth in the Blue Rhino-branded tank exchange sales more than offset the impact of reduced propane gallon sales in the fiscal quarter.

Propane gallon sales for the second fiscal quarter were 283.3 million compared to 331.5 million gallons sold in the second quarter of fiscal 2005. For the first two months of the second fiscal quarter propane gallon sales were off 7% compared to the same two-month period last year. However, with the record-setting nationwide warm temperatures experienced during the month of January, gallon sales for the fiscal quarter were most notably impacted by January 2006 gallons sales that were off 27% compared to the same period last year.

Ferrellgas

“Despite the impact from January’s record warm temperatures, we are proud of how our company managed through this challenging quarter,” said James E. Ferrell, Chairman, President and Chief Executive Officer. “We are pleased that we continued our positive earnings momentum in the first two months of the quarter by improving our year-to-date Adjusted EBITDA by more than $24 million compared to the first five months of fiscal 2005. With the return of some cooler temperatures at the beginning of our 3rd quarter, we are again experiencing significant earnings improvement that we believe will be reflected in our Adjusted EBITDA results in the last half of fiscal 2006.”

Operating expense for the fiscal quarter was $96.6 million, down from $97.4 million in the second quarter of fiscal 2005. Anticipated savings achieved from the new operating platform were offset by increased variable expenses, including vehicle fuel costs and the continued growth in tank exchange sales volumes. General and administrative expense for the second fiscal quarter was $11.8 million, which is consistent with the second quarter of fiscal 2005 and equipment lease expense was $7.2 million, which is consistent with the prior two fiscal quarters.

“This quarter’s challenging environment gave us the opportunity to showcase the capabilities of our new operating model. Although we are still fine tuning the new model in an effort to better optimize our resources, the results thus far are very impressive,” said Mr. Ferrell. “Most notably, we are pleased with the improved control we have in pricing our product to the various channels of our business. With quicker access to better customer information, we were able to improve margins this last quarter while continuing to grow our net customer base.”

For the six-months ended January 31, 2006, propane sales volumes and gross profit were 451 million gallons and $348.4 million, respectively, and operating and general and administrative expenses were $186.3 million and $22.9 million, respectively. Interest and depreciation and amortization expenses for the six-month period were $42.1 million and $42.7 million, respectively, and equipment lease expense for the period was $14.2 million. Adjusted EBITDA from continuing operations and net earnings from continuing operations for the period were $126.2 million and $32.3 million, respectively.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico and Canada. Ferrellgas employees indirectly own more than 18 million common units of the partnership through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2005, as amended on Form 10K/A, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	January 31,	July 31,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$30,212	$20,505
Accounts and notes receivable, net	118,705	107,778
Inventories	138,267	97,743
Prepaid expenses and other current assets	15,811	12,861

Total Current Assets	302,995	238,887

Property, plant and equipment, net	745,874	766,765
Goodwill	233,805	234,142
Intangible assets, net	254,474	255,277
Other assets, net	12,784	13,902

Total Assets	$1,549,932	$1,508,973

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$148,907	$108,667
Short term borrowings	22,167	19,800
Other current liabilities (a)	73,975	71,535

Total Current Liabilities	245,049	200,002

Long-term debt (a)	961,473	948,977
Other liabilities	20,120	20,165
Contingencies and commitments	—	—
Minority interest	6,000	6,151

Partners’ Capital:
Common unitholders (60,478,074 and 60,134,054 units outstanding at January 2006 and July 2005, respectively)	375,133	390,422
General partner unitholder (610,890 and 607,415 units outstanding at January 2006 and July 2005, respectively)	(56,285)	(56,132)
Accumulated other comprehensive loss	(1,558)	(612)

Total Partners’ Capital	317,290	333,678

Total Liabilities and Partners’ Capital	$1,549,932	$1,508,973

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes, which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2006 AND 2005
(in thousands, except per unit data)
(unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
Revenues:
Propane and other gas liquids sales	$580,381	$574,875	$933,799	$887,897
Other	72,187	47,016	104,367	77,766

Total revenues	652,568	621,891	1,038,166	965,663

Cost of product sold:
Propane and other gas liquids sales	385,615	380,340	631,262	599,846
Other	46,114	24,284	58,469	36,010

Gross profit	220,839	217,267	348,435	329,807

Operating expense	96,611	97,388	186,335	185,860
Depreciation and amortization expense	21,623	21,032	42,726	40,624
General and administrative expense	11,773	11,517	22,941	21,839
Equipment lease expense	7,197	6,147	14,217	11,907
Employee stock ownership plan compensation charge	2,467	2,358	4,924	4,445
Loss on sale of assets and other	1,041	1,817	2,637	3,073

Operating income	80,127	77,008	74,655	62,059

Interest expense	(21,240)	(23,196)	(42,115)	(46,059)
Interest income	531	657	908	976

Earnings before income taxes, minority interest, and
discontinued operations	59,418	54,469	33,448	16,976

Income tax expense (benefit)	700	339	700	(67)
Minority interest (b)	654	608	452	295

Earnings from continuing operations before
discontinued operations	58,064	53,522	32,296	16,748

Earnings from discontinued operations, net of minority interest	—	3,596	—	5,381

Net earnings	58,064	57,118	32,296	22,129

Distributions to senior unitholder	—	1,994	—	3,988
Net earnings available to general partner	6,605	7,595	323	181

Net earnings available to common unitholders	$51,459	$47,529	$31,973	$17,960

Basic earnings per common unit:
Net earnings available to common unitholders
before discontinued operations (c)	$0.85	$0.82	$0.53	$0.25
Earnings from discontinued operations	—	0.06	—	0.10

Net earnings available to common unitholders (e)	$0.85	$0.88	$0.53	$0.35

Weighted average common units outstanding	60,397.4	53,706.5	60,279.7	52,032.5

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
Propane gallons (j)	283,292	331,461	450,699	516,160

Net earnings	$58,064	$57,118	$32,296	$22,129
Income tax expense (benefit)	700	339	700	(67)
Interest expense	21,240	23,196	42,115	46,059
Depreciation and amortization expense	21,623	21,032	42,726	40,624
Interest income	(531)	(657)	(908)	(976)

EBITDA	101,096	101,028	116,929	107,769
Employee stock ownership plan compensation charge	2,467	2,358	4,924	4,445
Unit and stock-based compensation charge (f)	688	—	1,235	—
Non-cash charges related to discontinued operations (a)	—	338	—	611
Loss on disposal of assets and other	1,041	1,817	2,637	3,073
Minority interest (b)	654	608	452	295

Adjusted EBITDA (d)	105,946	106,149	126,177	116,193
Adjusted EBITDA from discontinued operations	—	3,934	—	5,992

Adjusted EBITDA from continuing operations	105,946	102,215	126,177	110,201
Net cash interest expense (g)	(21,847)	(22,537)	(42,801)	(44,601)
Maintenance capital expenditures (h)	(3,233)	(5,217)	(6,059)	(11,041)

Distributable cash flow to equity investors (i)	$80,866	$74,461	$77,317	$54,559

(a)	Non-cash earnings related to the storage and distribution business sold during July 2005 that were classified as discontinued operations for the three and six months ended January 31, 2005.

(b) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)	Amount calculated as 99% of the earnings (loss) before discontinued operations less distribution to senior unit holder; the result then divided by the weighted average common units outstanding.

(d)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically impact the three months ending January 31. The dilutive effect of EITF 03-6 on basic net earnings per common unit was $0.10 and $0.14 for the three months ended January 31, 2006 and 2005, respectively. EITF 03-6 did not result in a dilutive effect for the six months ended January 31, 2006 and 2005.

(f)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” was adopted during the first quarter of fiscal 2006 and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Management adopted this standard using the modified prospective application method which resulted in a non-cash compensation charge of $0.1 million and $0.6 million to operating expense and general and administrative expense, respectively, for the three months ended January 31, 2006, and $0.2 million and $1.0 million to operating expense and general and administrative expense, respectively,for the six months ended January 31, 2006.

(g)	Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(h)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(i)	Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(j)	Propane gallons includes 2.1 million gallons and 2.8 million gallons for the three and six months ended January 31, 2005 related to the storage and distribution business sold during July 2005 that were classified as discontinued operations.